Exhibit 99.2

Crane & Co., Inc.
and Subsidiaries
Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

Crane & Co., Inc. and Subsidiaries
Index
Period Ended September 30, 2017 and December 31, 2016

Crane & Co., Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited)
Period Ended September 30, 2017 and December 31, 2016

	September 30, 2017	December 31, 2016
Current assets
Current assets
Cash and cash equivalents	$70,804,699	$14,093,169
Restricted cash	5,630,076	—
Accounts receivable, net	85,454,119	68,026,912
Inventories, net	79,819,029	75,493,685
Income taxes receivable	1,061,087	520,197
Prepaid expenses and other current assets	10,432,474	8,777,698
Assets held for sale	—	1,144,096
Total current assets	253,201,484	168,055,757

Property, plant and equipment, net	170,723,513	133,084,502
Securities available for sale, at fair value	4,440,834	3,272,398
Intangible assets, net	34,829,786	38,627,221
Deferred income tax assets	27,098,783	27,571,253
Goodwill	46,880,788	46,880,788
Other assets	221,424	522,240
Total assets	$537,396,612	$418,014,159
Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$9,500,000	$9,500,000
Revolving line of credit loan	131,823	8,548,297
Accounts payable	37,505,703	37,054,084
Income taxes payable	12,091,824	476,433
Accrued expenses and other current liabilities	41,095,441	24,726,664
Deferred revenues	39,023,710	13,388,044
Total current liabilities	139,348,501	93,693,522

Long-term debt, less current maturities	133,678,738	84,459,117
Deferred compensation, net of current portion	5,415,769	5,697,612
Accrued pension and supplemental pension, net of current portion	18,069,578	22,601,255
Deferred revenues, net of current portion	—	2,395,860
Postretirement benefits, net of current portion	30,232,138	30,240,123
Other liabilities	835,410	923,150
Total liabilities	327,580,134	240,010,639
Series B preferred stock	55,811,762	50,951,041
Commitments and contingencies (Note 10)
Stockholders’ equity
Class A common stock, no par value	4,837,400	4,837,400
Class B common stock, no par value	267,579	267,579
Class C common stock, no par value	166,838,344	166,838,345
Additional paid in capital	11,528,722	11,178,505
Accumulated deficit	(30,279,442)	(56,221,744)
Accumulated other comprehensive income (loss)	812,113	152,394
Total stockholders’ equity	154,004,716	127,052,479
Total liabilities, redeemable preferred stock, and stockholders’ equity	$537,396,612	$418,014,159
The accompanying notes are an integral part of the Combined Financial Statements.

Crane & Co., Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
Nine Months Ended September 30, 2017 and 2016

	Nine Months Ended September 30,
	2017	2016

Sales, net	$367,909,131	$278,677,534
Cost of goods sold	253,560,214	200,276,851
Selling, general and administrative expenses	62,019,614	53,218,926
Research and development	5,101,181	5,226,144
(Gain) loss on disposal of long-lived assets	(164,017)	173,004
Income (loss) from operations	47,392,139	19,782,609
Interest expense, net	(4,447,374)	(6,999,777)
Realized and unrealized gain (loss) on foreign exchange	5,355,212	(2,629,848)
Income (loss) before income taxes	48,299,977	10,152,984
Income tax expense (benefit)	16,400,863	1,825,789
Net income (loss)	$31,899,114	$8,327,195

The accompanying notes are an integral part of the Combined Financial Statements.

Crane & Co., Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss) (unaudited)
Nine Months Ended September 30, 2017 and 2016

	Nine Months Ended September 30,
	2017	2016

Net income (loss)	$31,899,114	$8,327,195
Other comprehensive income (loss), net of tax
Cumulative translation adjustments	57,609	(309,828)
Securities available for sale	860,502	(162,892)
Employee benefit plan adjustments	(258,392)	(6,912,488)
Total other comprehensive income (loss), net of tax	659,719	(7,385,208)
Comprehensive income (loss)	$32,558,833	$941,987

The accompanying notes are an integral part of the Combined Financial Statements.

Crane & Co., Inc. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)
Nine Months Ended September 30, 2017 and 2016

	Nine Months Ended September 30,
Cash flows from operating activities	2017	2016
Net income (loss)	$31,899,114	$8,327,195
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities
Depreciation and amortization	15,416,099	14,436,905
Amortization of deferred financing costs	285,081	1,283,615
Deferred income tax provision	(292,000)	—
Impairment of long-lived assets	—	300,000
Stock-based compensation	350,217	997,407
Unrealized losses on foreign currency transactions	(5,488,444)	1,600,147
(Gain) loss on disposal of long-lived assets	(164,017)	(126,996)
Realized gain on sale of securities and investments, net	(69,124)	—
Changes in assets and liabilities
Accounts receivable	(9,931,599)	(13,075,436)
Inventories	4,532,917	1,249,393
Income taxes receivable and payable	11,184,773	803,877
Prepaid expenses and other current assets	(846,471)	(1,600,791)
Other assets	283,336	711,871
Accounts payable	(4,474,860)	(3,582,187)
Accrued expenses and other current liabilities	5,236,738	(12,248,859)
Other liabilities	(87,745)	—
Deferred revenues	20,170,724	17,665,011
Postretirement benefits	(1,848,724)	(1,608,206)
Net cash provided by (used in) operating activities	66,156,015	15,132,946

Cash flows from investing activities
Cash flows from investing activities
Purchases of property, plant and equipment	(40,417,637)	(8,626,079)
Proceeds on disposal of long-lived assets	1,319,608	446,209
Increase in intangible assets	(499,605)	(330,188)
Proceeds from sales and maturities of securities and investments	809,496	265,968
Purchases of investment securities	(558,257)	(192,968)
Change in restricted cash	(5,630,076)	(2,397,083)
Net cash provided by (used in) investing activities	(44,976,471)	(10,834,141)

Cash flows from financing activities
Proceeds from long-term debt and revolving line of credit	52,574,504	(5,479,754)
Payments on long-term debt and revolving line of credit	(16,075,983)	—
Deferred financing fees paid	(1,131,871)	(500,000)
Dividends Paid	(528,749)	—
Net cash provided by (used in) financing activities	34,837,901	(5,979,754)
Net increase in cash and cash equivalents	56,017,444	(1,680,949)
Effect of exchange rates on cash and cash equivalents	694,085	(6,216)
Cash and cash equivalents, beginning of year	14,093,169	47,483,987
Cash and cash equivalents, end of year	$70,804,699	$45,796,822

The accompanying notes are an integral part of the Combined Financial Statements.

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

1.	Nature of Operations
Crane & Co., Inc. and its subsidiaries (the “Company”) are manufacturers of principally cotton‑based paper products used in the printing of national currencies and passports, as well as developers and producers of security features for currency and passport papers. Manufacturing operations are located in the United States and Sweden (“Crane AB”). National currencies are also printed in Sweden. In September, 2016, the Company announced its plans to build a banknote printing facility in Malta (“Crane Malta”) which is expected to be operational in 2018.

2.	Summary of Significant Accounting Policies
The Company follows accounting principles generally accepted in the United States of America (GAAP). The significant accounting policies described below, together with the notes that follow, are an integral part of the consolidated financial statements.
Preparation of Financial Statements
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements. The more significant estimates include valuation of equity securities, stock‑based compensation, inventory reserves, allowance for doubtful accounts, realization of deferred tax assets, uncertain tax provisions, accruals for self-insured health and welfare benefits, pension and other postretirement benefit liabilities, useful lives and impairments of long-lived assets, environmental remediation reserves, and the fair value of derivative instruments.
Basis of Consolidation
The consolidated financial statements include the accounts of Crane & Co., Inc. and all of its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Basis of Presentation
These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP, for interim financial information and the applicable rules and regulations of the Securities and Exchange Commission, or SEC. Accordingly, they do not include all the information and footnotes required by GAAP for annual financial statements. They should be read together with our audited consolidated financial statements and related notes thereto for the year ended December 31, 2016. The consolidated balance sheet as of December 31, 2016 was derived from our audited financial statements, but does not include all disclosures required by GAAP for annual financial statements.

In the opinion of management, these condensed consolidated financial statements include all normal recurring adjustments necessary for a fair statement of the results of operations, financial position and cash flows. The results of operations for the nine months ended September 30, 2017 are not necessarily indicative of the results that can be expected for our entire fiscal year ending December 31, 2017.

Recent Accounting Pronouncements - Not Yet Adopted

Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost

In March 2017, the Financial Accounting Standard Board (“FASB”) issued amended guidance to improve the presentation of net periodic pension cost and net periodic postretirement benefit cost. The amended guidance requires the disaggregation of the service cost component from the other components of net periodic benefit costs and present it with other current compensation costs for related employees in the income statement, and present the other components elsewhere in the income statement and outside of income from operations if that subtotal is presented. This amended guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that the amended guidance will have on its consolidated financial statements and related disclosures.

Restricted Cash

In November 2016, the FASB issued amended guidance to address diversity in the classification and presentation of changes in restricted cash on the statement of cash flows. The amended guidance requires restricted cash and restricted cash equivalents to be classified in the statements of cash flows as cash and cash equivalents. This amended guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, using a retrospective transition method. The Company is currently evaluating the impact that the amended guidance will have on its consolidated financial statements and related disclosures.

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

Income Taxes on Intra-Entity Transfers of Assets

In October 2016, the FASB issued amended guidance related to the recognition of income taxes resulting from intra-entity transfers of assets other than inventory. The guidance requires companies to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Income tax effects of intra-entity transfers of inventory will continue to be deferred until the inventory has been sold to a third party. This amended guidance is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods, using a modified retrospective approach, with the cumulative effect recognized through retained earnings at the date of adoption. Early adoption is permitted. The Company is currently evaluating the impact that the amended guidance will have on its consolidated financial statements and related disclosures.

Cash Flow Simplification

In August 2016, the FASB issued amended guidance that clarifies how companies present and classify certain cash receipts and cash payments in the statement of cash flows. The amended guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. Upon adoption, entities must apply the guidance retrospectively to all periods presented. The Company is currently evaluating the impact that the amended guidance will have on its consolidated statements of cash flows.

Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued amended guidance that changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that will replace today’s “incurred loss” model and generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except that the losses will be recognized as an allowance. This amended guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first effective reporting period. The Company is currently evaluating the impact that the amended guidance will have on its consolidated financial statements and related disclosures.

Leases

In February 2016, the FASB issued amended guidance on accounting for leases. The amended guidance requires the recognition of a right-of-use asset and a lease liability for all leases by lessees with the exception of short-term leases and amends disclosure requirements associated with leasing arrangements. The new standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018 using a modified retrospective transition approach. Early adoption is permitted. The Company is currently evaluating the impact that the amended guidance will have on its consolidated financial statements and related disclosures.

Revenue Recognition

In May 2014, the FASB issued new accounting guidance related to revenue recognition. This new standard will replace all current U.S. GAAP guidance on this topic and eliminate all current industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB agreed to a one-year deferral of the effective date; the new standard is now effective for reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption of the new revenue standard is permitted; however, entities reporting under U.S. GAAP were not permitted to adopt the standard earlier than the original effective date, which was for years beginning after December 15, 2016. The new standard can be applied either retrospectively to each prior period presented (full retrospective method) or retrospectively with a cumulative-effect adjustment as of the date of initial application (modified retrospective method). The Company is currently evaluating the impact that the amended guidance will have on its consolidated financial statements and related disclosures.

Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price over the fair market value of net assets of the acquired businesses at the date of acquisition. We follow the provisions under ASC Topic 350, “Intangibles - Goodwill and Other” (“ASC 350”) as it relates to the accounting for goodwill in our consolidated financial statements. These provisions require that we, on at least an annual basis, evaluate the fair value of the reporting units to which goodwill is assigned and attributed and compare that fair value to the carrying value of the reporting unit to determine if impairment exists. Impairment testing takes place more often than annually if events or circumstances indicate a change in the impairment status. A reporting unit is an operating segment unless discrete financial information is prepared and reviewed by segment management for businesses one level below that operating segment

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

(a “component”), in which case the component would be the reporting unit. As of December 31, 2016, we had one reporting unit. There was no impairment of goodwill for the year ended December 31, 2016.

Intangible assets are recorded at cost or fair market value if acquired in a business combination. Intangible assets with finite lives are amortized on a straight-line basis over the estimated useful lives.
Long-Lived Assets
The Company reviews long-lived assets, including finite lived intangible assets, for impairment whenever events or circumstances change such that there is an indication that the carrying amounts may not be recoverable. If the estimated undiscounted cash flows from the use of an asset and its eventual disposition are below its carrying value, then the asset is deemed to be impaired and is written down to its estimated fair value. The impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.
Certain long-lived assets are classified as assets held for sale in accordance with accounting guidance which includes management’s commitment to sell the asset, the asset being available for sale in its present condition, initiation of an active sales program and an expectation to complete the sale within one year. Assets held for sale are recorded at the lower of their carrying value or fair value less costs to sell. The properties that we recorded as held for sale at December 31, 2016 were sold during the nine months ended September 30, 2017.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash deposits and highly liquid investments with an original maturity of less than 90 days.
Restricted Cash
The Company’s has restricted cash that is drawn under its Malta credit facility that has not yet been used to settle invoices related to equipment or building purchases for the new Malta facility. These amounts that are drawn and not yet distributed are recorded as Restricted Cash for the period ended September 30, 2017.
Revenue Recognition
Revenue is recognized when an arrangement exists, the price is fixed and determinable, collectability is reasonably assured and risk of loss and title have transferred to the customer, which is typically upon receipt of the product by the customer. These factors are generally determinable at the time of shipment.
Payments received in advance of shipment or in excess of revenue recognized are included in deferred revenues until the product is shipped and title and risk of loss have passed to the customer. At September 30, 2017 and December 31, 2016, deferred revenues of approximately $39,023,710 and $15,784,000, respectively, have been recognized.
Shipping and Handling Costs
Shipping and handling costs are included in cost of goods sold.
Research and Development
Research and development expenses are charged to operations as incurred.
Accounts and Notes Receivable
Accounts receivable are reduced by an allowance for doubtful accounts. The estimated allowance for doubtful accounts is based primarily on specific analysis of accounts and historical write‑off experience. Write-offs are charged against this allowance when it is determined that an account is uncollectible. Changes in the allowance for doubtful accounts during the nine months ended September 30, 2017 and year ended December 31, 2016 are as follows:

	September 30, 2017	December 31, 2016
Balance, beginning of year	$—	$165,292
Provision for bad debts	32,292	—
Write-offs	(32,292)	(165,292)
Balance, end of period	$—	$—
Inventories
Inventories are stated at the lower of cost or market with cost determined under the last-in, first‑out (“LIFO”) method for 32% of inventories at September 30, 2017 and December 31, 2016, respectively, with the remaining inventories determined using the first-in, first-out (“FIFO”) method.

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

Property, Plant and Equipment
Property, plant and equipment are recorded at cost. Depreciation is computed utilizing the straight‑line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the shorter of the remaining lease term or estimated useful life. The cost and accumulated depreciation and amortization applicable to assets retired or otherwise disposed of are removed from the asset accounts and any gain or loss is included in the consolidated statements of operations. Repairs and maintenance costs are expensed as incurred.
The construction costs of new or refurbished equipment are capitalized and included in construction in progress until completed, at which time depreciation begins. Capitalized interest is recorded as a cost of the asset to which it relates and is amortized over the asset’s estimated useful life.
Deferred Financing Costs
The costs incurred for obtaining financing are deferred on the balance sheet and are amortized to interest expense over the life of the related financing agreements.
In 2016, the Company adopted ASU 2015-03 and ASU 2015-15 that provide accounting guidance on the presentation of debt issue costs and imputation of interest. In conformance with the new rules, the Company has classified the portion of its debt financing costs paid to third parties and the portion of financing costs paid to the lender that relate to the revolving credit facility as other assets. These costs are amortized to interest expense using the straight line method. The portion of costs paid to third parties and the portion of costs paid to the lender that relate to the term loan facilities are classified as debt discount fees in a contra-debt account. These costs are amortized to interest expense using the effective interest method.
Unamortized finance costs in other assets amounted to $193,000 and $228,000 at September 30, 2017 and December 31, 2016, respectively. Unamortized finance costs in the contra-debt account amounted to $835,000 and $1,041,000 at September 30, 2017 and December 31, 2016, respectively.
Investment Securities
Short-term marketable securities are carried at cost, which approximates fair value. Investments classified as available-for-sale are carried at estimated fair value with unrealized gains and losses recorded as a component of accumulated other comprehensive income, net of income taxes. Management determines the appropriate classification of its investment in equity securities at the time of purchase and re-evaluates such determination at each balance sheet date. The Company periodically reviews its investments in equity securities for impairment and adjusts these investments to their fair value when a decline in market value is deemed to be other than temporary. If losses on these securities are considered to be other than temporary, the loss is recognized in earnings.
Stock-Based Compensation
The Company accounts for its stock-based compensation based on the fair value of the stock at the grant date. Compensation costs of share-based awards are recognized over the requisite service period of the award on a straight-line basis.
Concentration of Risk
The Company’s major customers are governmental entities, the most significant of which is the United States Bureau of Engraving and Printing (“Bureau”). For the nine months ended September 30, 2017 and 2016, the net sales derived from governmental entities constitute substantially all of the consolidated net sales. Net sales derived from customers located in the United States were approximately 38% and 46% of consolidated net sales for the nine months ended September 30, 2017 and 2016, respectively. For the nine months ended September 30, 2017, there was one foreign customer with 21% and another with 14% of consolidated net sales. For the nine months ended September 30, 2106, there were two foreign customers with 11% of consolidated net sales.

As of September 30, 2017 and December 31, 2016, four customers accounted for 81% and 57%, respectively of consolidated accounts receivable.

At September 30, 2017 and December 31, 2016, the Company had cash balances at certain financial institutions in excess of insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Nearly all of Crane AB’s Swedish employees are subject to various collective bargaining arrangements. The collective bargaining arrangements covering these employees expire in 2020.
Approximately $21,367,000 of the Company’s net assets at September 30, 2017 are located at Crane AB in Sweden, including approximately $137,000 in cash.

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

Fair Value
The Company recognizes certain financial assets and liabilities at fair value. There is a fair value accounting hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels which distinguish between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The levels within the hierarchy are described as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3
Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the assets and liabilities fall within the different levels described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
Derivative Financial Instruments
The Company recognizes its derivative financial instruments as either assets or liabilities, measures those instruments at fair value, and recognizes the changes in fair value of the derivatives in net income or other comprehensive income, as appropriate. For the nine months ended September 30, 2017 the net foreign exchange transaction losses also included an unrealized loss of $(2,386,000) for Crane & Co., Inc. related to a FX contract for an equipment purchase.
Self-Insurance
The Company is self-insured for certain losses related to health and welfare and workers compensation claims. Self-insured losses are accrued based upon estimates of the aggregate liability for unpaid and uninsured claims incurred but not reported at the balance sheet date using the Company’s historical experience.
Foreign Currency Translation and Transactions
The financial position and results of operations of Crane AB are measured using the local currency (Swedish Krona) as the functional currency. The financial position and results of operations of Crane Malta are measured using the local currency (Euro) as the functional currency. Assets and liabilities of these subsidiaries are translated into United States dollars at the exchange rates in effect at the applicable balance sheet date. Income and expenses are translated at the average exchange rate during the year. Translation gains and losses are reported in accumulated other comprehensive income (loss) within stockholders’ equity. Net foreign currency transaction gain (loss) approximated $5,355,000 and $(2,630,000) for the nine months ended September 30, 2017 and 2016, respectively, and are included in the statements of operations. For the nine months ended September 30, 2017 and 2016 net foreign exchange transaction losses includes an unrealized gain (loss) for Crane AB of $8,608,000 and $(1,922,000), respectively, related to the re-measurement of US dollar denominated intercompany loans with Crane & Co., Inc. For the nine months ended September 30, 2017 the net foreign exchange transaction losses also included an unrealized loss of $(2,386,000) for Crane & Co., Inc. related to a FX contract for an equipment purchase.
Income Taxes
Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is provided if, in the opinion of management, it is more likely than not that some or all of the deferred tax asset balance will not be recovered.
Income tax accounting guidance prescribes a minimum probability threshold that a tax position be more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of the benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Interest and penalties are recorded as a component of the income tax provision.
In November 2015, the FASB issued new guidance on the classification of deferred tax assets and liabilities. The new guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as non-current on the balance sheet. All deferred tax assets and liabilities as of September 30, 2017 and December 31, 2016, have been classified as non-current in the Consolidated Balance Sheets and the Notes to Consolidated Financial Statements.

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

Comprehensive Income (Loss)
Accumulated other comprehensive income (loss) consists of the following components, net of tax:

	Foreign Currency Translation	Employee Benefit Plans	Securities Available for Sale	Total Accumulated Other Comprehensive Income (Loss)
December 31, 2015	$2,155,997	$(3,760,364)	$2,543,238	$938,871
Net 2016 changes	437,769	(1,228,021)	3,775	(786,477)
December 31, 2016	$2,593,766	$(4,988,385)	$2,547,013	$152,394
Nine months net changes	57,609	(258,392)	860,502	659,719
September 30, 2017	$2,651,375	$(5,246,777)	$3,407,515	$812,113

3.	Inventories
Inventories at September 30, 2017 and December 31, 2016 consist of the following:

	September 30, 2017	December 31, 2016
FIFO cost
Raw materials	$60,059,346	$52,413,226
Work in process	14,114,860	11,147,600
Finished products	17,654,848	22,179,625
	91,829,054	85,740,451
Excess of FIFO cost over LIFO inventory values	(12,010,025)	(10,246,766)
	$79,819,029	$75,493,685

4.	Property, Plant and Equipment
Property, plant and equipment consist of the following at September 30, 2017 and December 31, 2016:

	Estimated Useful Lives (in years)	September 30, 2017	December 31, 2016
Land and land improvements	—	$2,953,205	$3,081,187
Buildings and improvements	40	55,518,399	50,025,328
Machinery and equipment	3–20	309,064,279	284,229,936
Leasehold improvements	*	10,196,290	10,185,625
Construction in progress	—	63,427,194	39,394,241
		441,159,367	386,916,317
Less: Accumulated depreciation and amortization		(270,435,854)	(253,831,815)
		$170,723,513	$133,084,502
* Lesser of lease term or useful life of the asset
Depreciation expense was approximately $11,119,000 and $10,299,000 for the nine months ended September 30, 2017 and 2016, respectively. Construction in progress includes approximately $54,079,000 of building and equipment for Crane Malta.

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

5.	Intangible Assets
Intangible assets consist of the following at September 30, 2017 and December 31, 2016:

	Estimated Useful Lives (in years)	September 30, 2017	December 31, 2016
Patents	17-20	$4,223,853	$3,724,248
Developed technology	15	73,731,433	73,731,433
Non-compete agreements	3-5	600,000	600,000
Customer relationships	10	4,400,000	4,400,000
Less-accumulated amortization
Patents		(676,238)	(395,376)
Developed technology		(42,999,262)	(39,313,079)
Non-compete agreements		(600,000)	(600,000)
Customer relationships		(3,850,000)	(3,520,005)
		$34,829,786	$38,627,221
Amortization expense was approximately $4,297,000 and $4,138,000 for the nine months ended September 30, 2017 and 2016, respectively.

6.	Securities Available-For-Sale
The Company has two rabbi trusts that hold marketable securities for the benefit of participants in the Company’s deferred management incentive compensation and supplemental employee retirement plans. During 2016, the securities held for the deferred management incentive compensation plan were fully paid out to participants. The securities are classified as available for sale, and have market values as of September 30, 2017 and December 31, 2016 as follows:

	Amortized Cost	Unrealized Gains		Unrealized Losses	Market Value
September 30, 2017			—
Mutual bond funds	$1,175,683	$—		$(17,905)	$1,157,778
Mutual stock funds	1,445,063	585,215		—	2,030,278
Equities	31,601	1,081,888		—	1,113,489
Cash and cash equivalents	139,289	—		—	139,289
	$2,791,636	$1,667,103		$(17,905)	$4,440,834

December 31, 2016			—
Mutual bond funds	$1,188,266	$—		$(50,847)	$1,137,419
Mutual stock funds	1,731,965	346,536		—	2,078,501
Cash and cash equivalents	56,478	—		—	56,478
	$2,976,709	$346,536		$(50,847)	$3,272,398

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

7.	Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following at September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Payroll and other compensation	$14,514,760	$14,047,488
Profit-sharing	5,632,249	1,414,071
Pension and supplemental pension	2,150,445	2,361,569
Environmental remediation	491,000	492,000
Accrued FX Hedge	2,385,630	—
Litigation Settlement	2,400,000	—
Accrued Commissions	4,771,763	2,353,850
Other	8,749,594	4,057,686
	$41,095,441	$24,726,664

8.	Debt
Credit Agreement
On December 1, 2016, the Company entered into a new Credit Agreement (the “Agreement”) with four banks. The Agreement includes a $95,000,000 term loan, a revolving loan with availability of $25,000,000 and an additional $20,000,000 delayed draw term loan. The new Agreement is collateralized by substantially all of the assets of the Company. The Agreement contains certain financial covenants that are tested on a quarterly basis. Specifically, the Agreement provides for a minimum domestic fixed charge coverage ratio, domestic and consolidated leverage ratios along with limitations on investments, dividends and restricted payments. Interest rates on the term loan are based on the LIBOR or other base reference rates plus an applicable margin. The margin is set based on the Company’s domestic leverage ratio (indebtedness to EBITDA for the last twelve month period). The Agreement matures on December 1, 2021.
Borrowings from the new Agreement of $66,911,000 were used to pay remaining indebtedness under the previous Financing Agreement with a different lender. Approximately $25,883,000 of the borrowings were used for the repurchase of the Series A preferred stock. The remaining portion of the borrowings were used for payment of finance fees related to the Agreement and fees to exit the previous Financing Agreement.
At September 30, 2017 and December 31, 2016 the Company had approximately $4,557,121 and $4,228,000 of standby letters of credit outstanding under the new Agreement which decrease the availability under the revolving loan.
Crane AB maintains a collateralized line of credit agreement with a bank for SEK 800,000,000 (approximately $98,192,000) for funding of standby letters of credit. This facility includes a borrowing capacity of SEK 200,000,000 (approximately $24,548,000 at the September 30, 2017 exchange rates). At September 30, 2017 and December 31, 2016, Crane AB had $132,000 and $8,548,000, respectively, of outstanding borrowings on its secured line of credit. The interest rate on this line of credit is based on STIBOR plus an applicable margin (2.25% at September 30, 2017 and 2.25% at December 31, 2016). The Company guarantees all obligations under the line of credit agreement. At September 30, 2017 and December 31, 2016, Crane AB had approximately $53,641,000 and $56,429,000, respectively, of standby letters of credit outstanding under this agreement.
On February 14, 2017 the Company entered into a new Syndicated Loan Facility Agreement for €72,000,000 in Malta. The Company expects to borrow funds from the Syndicated Loan Facility to purchase equipment for a new print plant located in Malta. The Company also entered into a new General Banking Loan Facility Agreement on February 14, 2017 that allows for a line of credit of up to €9,000,000. On April 13, 2017, the Company entered into a new Building Loan Facility Agreement in the amount of €27,000,000 that will be utilized to finance the construction of the new print plant in Malta.

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

At September 30, 2017 and December 31, 2016, long-term debt consisted of the following:

	September 30, 2017	December 31, 2016
Senior, secured term note dated December 1, 2016, due to four banks for $95,000,000. Quarterly principal payments of $2,375,000 beginning March 31, 2017 through December 31, 2019 and $3,562,500 from March 31, 2020 through September 30, 2021 with the remaining balance due December 1, 2021; interest payable quarterly (3.50% and 3.19% at September 30, 2017 and December 31,2016, respectively)	$87,875,000	$95,000,000
Facility Agreement dated April 13, 2017, due to Malta Enterprise for €27,000,000. Quarterly principal payments of €355,300 beginning on June 30, 2018 and continuing for 19 years; interest payable quarterly (1.5% interest rate at September 30, 2017)	14,766,000	—
Syndicated loan agreement date February 14, 2017, due to one bank for €72,000,000. Monthly principal payments of €302,470 from October 2018 through March 2032 and monthly principal payments of €141,975 from June 2019 through January 2033; interest payable monthly (3.5% interest at September 30, 2017)	42,526,080	—
Less: Unamortized debt discount	(1,988,342)	(1,040,883)
	143,178,738	93,959,117
Less: Current maturities net of unamortized debt discount	(9,500,000)	(9,500,000)
	$133,678,738	$84,459,117

9.	Fair Value Measurements
The following table provides a summary of the significant financial assets and liabilities that are measured at fair value as of September 30, 2017 and December 31, 2016:

	September 30, 2017		December 31, 2016
	Assets	Liabilities	Assets	Liabilities
Level 1 - Quoted prices
Mutual bond funds	$1,157,778	$—	$1,137,418	$—
Mutual stock funds	2,030,278	—	2,078,501	—
Equities	1,113,489	—	—	—
Foreign exchange hedge	—	2,385,630	—	—
Totals	$4,301,545	$2,385,630	$3,215,919	$—

10.	Commitments and Contingencies
U.S. Bureau of Engraving and Printing
On August 19, 2015 the Company entered into a new five-year production contract for banknote paper with the U.S. Bureau of Engraving and Printing. In September 2014, the Company was awarded a five-year contract with the U.S. Bureau of Engraving and Printing for the supply of security technology.
The Company is subject to audits by the Federal government relating to its costs and pricing with respect to its U.S. Government contracts. In the opinion of management, there are no known related contract matters that are expected to have a material impact on the Company’s financial condition, results of operations or cash flows.
Disputes and Claims
The Company is subject to certain disputes and claims arising in the normal course of its business. It is management’s opinion that the ultimate resolution of such claims and disputes, individually or in the aggregate, will not have a material impact on the Company’s financial position, results of operations or cash flows in the period resolved. In May 2011, the Company was served with a writ of summons alleging infringement of a European patent of a third party. The Company responded in August 2011, alleging the invalidity of the third party’s patent. In the nine months ended September 30, 2017, the Company settled the case for $2,400,000 which was paid in October 2017.

11.	Income Taxes
The Company’s quarterly provision for income taxes is measured using an annual effective tax rate, adjusted for discrete items within the period presented.

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

Effective Tax Rates
The Company’s effective tax rates are as follows:

	NIne Months Ended September 30,
	2017	2016
Effective tax rate expense (benefit)	34.0%	18.0%
The Company’s effective tax rate expense for the nine months ended September 30, 2017 and 2016 is 34.0% and 18.0% respectively. The Company’s effective tax rate for the nine months ended September 30, 2017 is lower than the statutory U.S. federal tax rate of 35% primarily due to the U.S. federal research credit and certain items of income that are statutorily non-taxable for income tax purposes. These items are partially offset by the unfavorable impacts of U.S. state taxes and the Company’s decision to maintain a full valuation allowance against losses arising in Malta.
There was no change in the Company’s Unrecognized Tax Benefits in the nine months ended September 30, 2017.  The Company recognizes interest and penalties related to unrecognized tax benefits as a component of its income tax expense. During the nine months ended September 30, 2017, the Company recognized $145,000 of interest and penalty expense related to unrecognized tax benefits in its Condensed Consolidated Statement of Operations.
At September 30, 2017 and December 31, 2016, the total amount of accrued interest and penalty expense related to unrecognized tax benefits recorded in the Company’s Consolidated Balance Sheets was $145,000 and zero, respectively.  During the next twelve months, the Company does not expect any material changes in its unrecognized tax benefits.
The Company and its subsidiaries file income tax returns in the United States, Sweden and various state jurisdictions. In the normal course of business, the Company is audited by U.S. federal, state and local tax authorities. With few exceptions, the Company is no longer subject to federal, state or local tax examinations by tax authorities in its major jurisdictions for years before 2011.

12.	Employee Benefit and Retirement Plans
The following table summarizes the components of net periodic benefit cost for the Company’s plans for the nine months ended September 30, 2017:

	Pension Plan	Supplemental Plan	Postretirement Medical Plan
	September 30, 2017	September 30, 2017	September 30, 2017
Components of net periodic benefit cost:
Service cost	$587,000	$18,000	$243,000
Interest cost	1,387,000	128,000	918,000
Expected return on plan assets	(1,422,000)	—	—
Amortization of prior service costs/(credits)	22,000	1,000	(1,886,000)
Amortization of net loss/(gain)	468,000	39,000	275,000
Net period benefit cost	$1,042,000	$186,000	$(450,000)
Other Retirement Plans
The Company sponsors a retirement savings plan (the “Plan”) which consists of a retirement incentive component in which the Company targets 4% of eligible employees’ annual base salary to the employees 401(k) account based on the Company achieving specific performance goals and a defined contribution 401(k) component that allows eligible employees to contribute, before tax, a portion of their compensation to a 401(k) account, which the Company matches in an amount up to 6% of employee annual base salary.
The Company also provides a cash incentive to employees if the company achieves certain profitability targets.
Total contributions by the Company to the Plan were approximately $1,348,000 and $1,260,000 for September 30, 2017 and 2016, respectively. Contributions were in the form of matching contributions, retirement incentive and cash incentive.

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

Crane AB participates in two multi-employer pension plans which cover substantially all of the subsidiary’s work force. The total contribution for these plans was approximately $2,300,000 and $2,250,000 for the nine months ended September 30, 2017 and 2016, respectively.
Incentive Compensation Plans
The Company has a management incentive compensation plan with both short and long term components which provide for cash awards to certain senior level management employees based on the achievement of certain financial and operating goals. Payments related to the short term plan are accrued and paid in a lump sum to the employee in the year following from when the incentive was earned. Payments related to the long term plan are accrued using the intrinsic value method and paid in a lump sum to the employee in the year following from when the incentive was earned.
In addition, the Company had a deferred compensation plan and a deferred director plan which provided for deferred awards associated with incentive compensation and directors’ fees. Payments related to the deferred plan are made in either a lump sum or in equal installments over a period not to exceed ten years, at the option of the participant, upon termination of employment or departure from the Board.
The Company paid out approximately $4,285,000 and $7,431,000 for the period ended September 30, 2017 and 2016, respectively, in connection with such current and deferred plans.
13.Mezzanine Equity

	September 30, 2017		December 31, 2016
	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding
Series A Preferred stock	3,000	—	3,000	—
Series B Preferred stock	82,353	82,353	82,353	82,353

Preferred Stock

The Series B Preferred have the following rights and preferences:

•	Voting
The holders of shares of Series B Preferred stock have voting power equal to an aggregate of 24% of the voting power of the Company, pro rata based on the number of shares of Series B Preferred stock held by each holder.

•	Dividends
Holders of Series B Preferred stock are entitled to receive, when and if declared by the Board of Directors, cumulative, compounding dividends, accruing at a rate of 12% per annum of the original purchase price, payable in arrears, beginning six months after the issuance date and every six months thereafter. Dividends accumulate whether or not the Company has earnings or profits, whether or not funds are legally available and whether or not dividends are declared. As of September 30, 2017 and December 31, 2016 and 2015, cumulative arrearages on the Preferred Stock Dividends earned and not declared was approximately $22,752,000 and $16,399,000, respectively. This amount is recorded as interest expense and in Series B Preferred Stock as Series B Preferred Stock has conversion rights into Class C-5 common stock.

•	Conversion Rights
The Series B Preferred converts into Class C-5 common stock (a) upon an IPO resulting in aggregate gross proceeds to the Company of at least $100 million and a public offering price of at least $882.57 per share, or (b) at any time upon the written consent of the holders of a majority of the Series B Preferred. In addition, each holder of Series B Preferred may elect to convert into Class C-5 common stock at any time. The number of Class C-5 common shares issued upon such a conversion is equal to the original purchase price ($425), plus accrued but unpaid dividends, divided by the original purchase price.

•	Liquidation Preference
Upon a liquidity event, as defined, whether voluntary or involuntary, the holders of Series B Preferred stock then outstanding are entitled to be paid out of the assets available for distribution before any payment is made to the holders of common stock, an amount equal to the greater of (a) the original purchase price of $425 per share plus any accumulated but unpaid dividends on a parity with the Series A Preferred, or (b) the amount the holders of Series B Preferred Stock would have received if such shares had been converted to Series C-5 common shares immediately prior to such liquidity event.

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

•	Call Rights
The Company has the option to repurchase Series B Preferred stock at a purchase price equal to the Series B Preferred stock liquidation preference at any time after June 30, 2015.

•	Redemption Rights
At any time after June 30, 2020, each holder of Series B Preferred may require the Company to redeem all or a portion of such holder’s Series B Preferred at a price equal to the original purchase price, plus accrued but unpaid dividends.

•	Sale Right
At any time after December 31, 2016, holders of a majority of the outstanding Series B Preferred stock can direct the Company to initiate a sale process, requiring the liquidation of Series A Preferred Stock, Series B Preferred Stock and all of the Class C Common shares.
The Series A Preferred was recorded net of a discount of $2,285,000 that is amortized into interest expense. The amount amortized into interest expense for the nine months ended September 30, 2017 and 2016 was zero and $894,000.
On December 1, 2016, the Company repurchased the outstanding Series A shares for approximately $43,944,000 inclusive of cumulative dividends of approximately $31,229,000. The Series A shares were not retired after the repurchase and remained authorized but unissued as of September 30, 2017.
The Series B Preferred was recorded net of a discount of $896,000 that is amortized into retained earnings. The amount amortized into retained earnings for the nine months ended September 30, 2017 and 2016 was $96,000 in both periods.

14.	Stockholders’ Equity
At September 30, 2017 and December 31, 2016, the Company had the following authorized and outstanding shares:

	September 30, 2017		December 31, 2016
	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding
Common Stock Class A	408,500	175,601	408,500	175,601
Common Stock Class B	33,500	30,164	33,500	30,164
Common Stock Class C-1	89,796	89,796	89,796	89,796
Common Stock Class C-2	44,831	44,831	44,831	44,831
Common Stock Class C-3	58,334	58,333	58,334	58,333
Common Stock Class C-4	20,000	19,999	20,000	19,999
Common Stock Class C-5	210,000	—	210,000	—
The Class C-3 Common Stock was recorded net of a discount of $4,582,000.
Common Stock
The Class A, B, and C-1 through C-5 common stock (together referred to as the Class C Common) have the following rights and preferences:

•	Voting
Class A Common Stock - nonvoting, except as required by law.
The holders of the Class B and C Common stock are entitled to vote on all matters submitted to stockholders for a vote as follows:
Class B Common Stock - the holders of Class B Common stock have voting power equal to an aggregate of 44.2% of the voting power of the Company, pro rata based on the number of shares of Class B Common stock held by each holder.
Class C-1 Common Stock - the holders of Class C-1 Common stock have voting power equal to an aggregate of 20% of the voting power of the Company, pro rata based on the number of shares of Class C-1 Common stock held by each holder.
Class C-2 Common Stock - the holders of shares of Class C-2 Common stock have voting power equal to an aggregate of 6.8% of the voting power of the Company, pro rata based on the number of shares of Class C-2 Common stock held by each holder.

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

Class C-3 Common Stock - the holders of shares of Class C-3 Common stock have voting power equal to an aggregate of 5% of the voting power of the Company, pro rata based on the number of shares of Class C-3 Common stock held by each holder.
Class C-4 Common Stock - nonvoting, except as required by law.
Class C-5 Common Stock - the holders of shares of Class C-5 Common stock have voting power equal to an aggregate of 24% of the voting power of the Company, pro rata based on the number of shares of Class C-5 Common stock held by each holder.

•	Dividends
Class A, B and C Common stock have equal dividend rights and are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available for distribution.

•	Liquidation Preference
Upon a liquidity event, as defined, whether voluntary or involuntary, after payment of the Series B Preferred liquidation preference, the Company shall make distributions of all remaining cash and other assets of the Company legally available for distribution ratably among the holders of all classes of common stock then outstanding, provided that if the distribution would result in the holders of Class C-1 and Class C-2 Common stock receiving less than $1,005 per share and holders of Class C-3 Common stock receiving less than $600 per share, then the cash and assets of the Company will be distributed ratably among the holders of Class C-1, Class C-2 and Class C-3 Common stock in proportion to the full common stock liquidation preference before any distribution is made to holders of Class A, Class B, Class C-4 or Class C-5 Common stock.

•	Request for Liquidity Event
The holders of a majority of the outstanding Class C Common Stock may request by written notice that the Company effect a liquidity event as defined, at any time after (a) June 30, 2020, if the equity value per share (adjusted for dividends previously paid) as of the end of the most recent fiscal year has not increased by 10% or more on a compounded annual basis from the date of issuance or (b) June 30, 2023. A liquidity event is defined as (1) an initial public offering or (2) a sale of all or substantially all of the Company’s assets or stock, whether by consolidation, merger or otherwise.

15.	Stock-Based Compensation
Stock Options
The Company has stock option agreements which provide for the issuance to certain executives of incentive and non-qualified stock options, which may expire as much as 15 years from the date of the grant, at prices not less than the fair value on the date of grant. These options are granted in accordance with the executives’ respective option agreements and vest 100% within two to five years from the grant date.
At September 30, 2017 and December 31, 2016, there were 15 current and former executives with non‑qualified stock option agreements, which expire between 2019 and 2031. The weighted average exercise price of outstanding shares was $525 and $528 at September 30, 2017 and December 31, 2016, respectively.
A summary of changes in the outstanding stock options for the nine months ended September 30, 2017 and the year ended December 31, 2016 is as follows:

	Number of Shares
	September 30, 2017	December 31, 2016
Options outstanding, beginning of year	74,380	74,380
Options granted	1,000	—
Forfeitures	—	—
Options outstanding, end of year	75,380	74,380
The fair value of granted stock options is estimated at the time of grant using the Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The Company does not have a history of market prices of the common stock as it is not a public company, and as such, volatility is estimated in accordance with related guidance using historical volatilities of similar public entities. The expected life of the awards is estimated based on the simplified method, as defined in the guidance. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on history and an

Crane & Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
September 30, 2017 and 2016

expectation of the Company paying dividends. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock‑based compensation expense recognized in the consolidated statements of operations in the nine months ended September 30, 2017 and 2016 is based on awards that are ultimately expected to vest.
For the nine months ended September 30, 2017 and 2016, the Company recorded stock-based compensation expense of approximately $350,000 and $997,000, respectively. The compensation expense is included in general and administrative expense in the accompanying consolidated statements of operations. As of September 30, 2017, there was approximately $127,000 of unrecognized compensation expense related to non-vested stock options that is expected to be recognized over the remaining vesting period of three years.
A summary of changes in the vested stock options for the nine months ended September 30, 2017 and the year ended December 31, 2016 is as follows:

	Number of Shares
	September 30, 2017	December 31, 2016
Options vested, beginning of year	67,380	59,580
Options granted	3,200	7,800
Forfeitures	—	—
Options vested, end of year	70,580	67,380
Phantom Units
The Company offers a Directors Phantom Stock Plan. The plan allows for an annual phantom stock amount to be awarded to each director who is not an employee of the Company and who is not designated as a director by a private equity fund or other similar investment entity. This amount is determined by dividing a set amount by the value of a share of Class A common stock at the time of the award. The value of each director’s award is subsequently revalued to fair value on a per share basis at the end of each plan year.
At September 30, 2017 and December 31, 2016, 6,045 and 5,494 phantom units were outstanding and were valued at $289 per share, respectively. At September 30, 2017 and December 31, 2016, the outstanding liability related to phantom units was approximately $1,747,000 and $1,588,000, respectively. For the nine month ended September 30, 2017 and 2016, share-based compensation expense attributable to phantom units was approximately $360,000 and $413,000, respectively. Payments related to the Director’s Phantom Stock Plan, are made in a lump sum upon departing from the board. In the nine months ended September 30, 2017 there was $201,000 paid to a departing director.

16.	Subsequent Events

On January 10, 2018 the Company was sold to Crane Co. for $800 million, net of cash and debt.